Calculation of the Registration Fee

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Stock	$6,043,448.24	$185.53

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus Supplement Filed Pursuant to Rule 424(b)(2)
Registration No. 333-140975

PROSPECTUS SUPPLEMENT
DATED APRIL 20, 2007
(To Prospectus Dated February 28, 2007)

IMS HEALTH INCORPORATED

203,056 Shares of Common Stock

This Prospectus Supplement, dated April 20, 2007 (the “Supplement”), filed by IMS Health Incorporated (the “Company”), supplements certain information contained in the Company’s prospectus, dated February 28, 2007 (as amended and supplemented from time to time, the “Prospectus”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the public sale of 203,056 shares of our common stock by Goldman, Sachs & Co. that were delivered by the Company to Goldman, Sachs & Co. pursuant to an underwriting agreement, dated April 20, 2007.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is April 20, 2007.